SUCCESSOR TRUSTEE AGREEMENT

Re:	EZCORP, Inc. 2.875% Convertible Senior Notes due 2024 (cusip 302301AF3) and EZCORP, Inc. 2.375% Convertible Senior Notes due 2025 (cusip 302301AE6) (the “Bonds”)

This SUCCESSOR TRUSTEE AGREEMENT (this “Agreement”), dated as of September 12, 2019, by and among EZCORP, Inc. (the “Issuer”), Wells Fargo Bank, National Association, a national banking association, as prior trustee (the “Prior Trustee”), and Branch Banking and Trust Company, a North Carolina Bank, as successor trustee (the “Successor Trustee”).
RECITALS
WHEREAS, the Issuer and the Prior Trustee are parties to those certain Trust Indentures dated as of July 5, 2017, and May 14, 2018 (the “Indentures”) relating to the Bonds. Capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to such terms in the Indentures.
WHEREAS, Section 8.07 of each of the Indentures provides that the Prior Trustee may resign by giving written notice of such resignation to the Issuer;
WHEREAS, the Prior Trustee has delivered a notice of resignation to the Issuer in the manner described in the preceding paragraph;
WHEREAS, each of the Indentures provides that upon the resignation of the Prior Trustee, the Issuer shall appoint a successor trustee;
WHEREAS, the Issuer intends, by this Agreement, to appoint the Successor Trustee to serve as Trustee under each of the Indentures;
WHEREAS, the Successor Trustee is willing to accept its appointment as Trustee under each of the Indentures, subject to the terms and conditions contained in this Agreement; and
WHEREAS, the Issuer, the Prior Trustee and the Successor Trustee have agreed that this Agreement shall be effective at the close of business on September 30, 2019 (the “Effective Date”).
NOW, THEREFORE, in consideration of the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Resignation and Appointment. As of the Effective Date: (a) the Prior Trustee resigns as Trustee, Securities Custodian, Paying Agent, Conversion Agent, and Registrar for the Bonds under each of the Indentures, (b) the Issuer accepts the resignation of the Prior Trustee as Trustee, Securities Custodian, Paying Agent, Conversion Agent and Registrar for the Bonds under each of the Indentures and (c) the Successor Trustee is appointed as Trustee, Securities Custodian, Paying Agent, Conversion Agent, and Registrar for the Bonds under each of the Indentures. The Issuer hereby acknowledges that, as of the Effective Date, the Successor Trustee shall be the Trustee under each of the Indentures and shall hold all rights, powers, duties and obligations that the Prior Trustee now holds under and by virtue of each of the Indentures as Trustee, Securities Custodian, Paying Agent, Conversion Agent and Registrar for the Bonds.

2.Issuer’s Representations and Warranties. The Issuer hereby represents and warrants to the Prior Trustee and the Successor Trustee that:

a.
It is duly organized and validly existing and in good standing under all applicable laws, and this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid, binding and enforceable obligation;

b.	It has not entered into any amendment or supplement to either of the Indentures, and each of the Indentures is in full force and effect;

c.
It is not in default of any of its obligations under either of the Indentures, and, to the best of the knowledge of the Issuer, no event has occurred and is continuing which is, or after notice or lapse of time, or both, would become, an Event of Default under either of the Indentures;

d.	Each Indenture was validly executed and delivered by the Issuer, and the Bonds were validly issued by the Issuer; and

e.
There is no action, suit, or proceeding pending, or to the best of the Issuer’s knowledge, threatened against the Issuer before any court or any governmental authority challenging the validity of the Bonds or the execution of either of the Indentures or arising out of any act or omission of the Issuer under either of the Indentures.

3.Prior Trustee’s Representations and Warranties. The Prior Trustee hereby represents and warrants to the Issuer and the Successor Trustee that:

a.
To its knowledge, there is no action, suit or proceeding pending or threatened against the Prior Trustee before any court or governmental authority arising out of any action or omission by the Prior Trustee as Trustee under either of the Indentures;

b.
It has made, or promptly will make, available to the Successor Trustee originals, if available, or copies of all documents in its possession relating to the trusts created by each of the Indentures and all information in the possession of its corporate trust administration department relating to the administration and status of the trusts under each of the Indentures; provided, however, that any proprietary or confidential documents or information or any work product or communications protected by the attorney-client privilege shall not be made available;

c.	This Agreement has been duly authorized, executed and delivered on behalf of the Prior Trustee and constitutes its legal, valid, binding and enforceable obligation; and

d.	The aggregate principal amount of Bonds outstanding as of the Effective Date is $143,750,000.00 (cusip 302301AF3) and $172,500,000.00 (cusip 302301AE6).

4.Successor Trustee’s Representations and Warranties. The Successor Trustee represents and warrants to the Prior Trustee and the Issuer that:

a.	It is qualified and eligible to serve as Trustee under Section 8.09 of each of the Indentures; and

b.	This Agreement has been duly authorized, executed and delivered on behalf of the Successor Trustee and constitutes its legal, valid, binding and enforceable obligation.

5.Acceptance of Appointment. The Successor Trustee hereby accepts its appointment as, and certifies that it is eligible under Section 8.09 of each of the Indentures to act as, Trustee, Securities Custodian, Paying Agent, Conversion Agent and Registrar under the Indentures, and, if applicable, escrow agent or custodian for the Bonds, under the Indentures, and accepts all rights, powers, privileges, duties, obligations, and trusts of the Prior Trustee as the Trustee, Securities Custodian, Paying Agent, Conversion Agent and Registrar under Indentures, and, if applicable, escrow agent or custodian for the Bonds, under and pursuant to the Indentures and agrees to be bound by all terms of each of the Indentures, such acceptance and agreement to be effective as of the Effective Date.

6.Conveyance by Prior Trustee. The Prior Trustee hereby conveys, assigns, transfers and delivers to the Successor Trustee and to its successors and assigns, without recourse, but otherwise subject to the terms hereof, and upon the trusts expressed in the Indentures, all the rights, powers, privileges, obligations and trusts of the Prior Trustee as Trustee, and if applicable, as escrow agent or custodian, under and pursuant to the Indentures, and all property and money, if any, held by or under the control of the Prior Trustee as Trustee under each of the Indentures, other than amounts deducted to pay or reimburse the Prior Trustee for the outstanding fees and expenses of the Prior Trustee as of the Effective Date, together with all records and documents in any way relating thereto, other than as specified in Section 3(b) above, including any and all right, title and interest in and to the Bonds. The Prior Trustee hereby agrees to transfer all money and property held by it or under its control as Trustee for the Bonds to the Successor Trustee, other than amounts deducted to pay or reimburse the Prior Trustee for the outstanding fees and expenses of the Prior Trustee as of the Effective Date.

7.No Assumption of Liability. The Issuer and the Prior Trustee acknowledge and agree that nothing contained herein or otherwise shall constitute an assumption by the Successor Trustee of any liability of the Prior Trustee arising out of any breach by the Prior Trustee in the performance or non-performance of the Prior Trustee’s duties as Trustee under the Indentures. The Issuer and the Successor Trustee acknowledge and agree that nothing contained herein or otherwise shall constitute an assumption by the Prior Trustee of any liability of the Successor Trustee arising out of any breach by the Successor Trustee in the performance or non-performance of the Successor Trustee’s duties as Trustee under the Indentures.

8.Further Assurances. The Issuer and the Prior Trustee, for the purposes of more fully and certainly vesting in and confirming to the Successor Trustee as successor Trustee under the Indentures the rights, powers, trusts, privileges, duties and obligations, agree upon reasonable request of the Issuer or the Successor Trustee, to execute, acknowledge and deliver such further agreements of conveyance and further assurance and to do such other things as may reasonably be required for more fully and certainly vesting and confirming to the Successor Trustee all rights, powers, trusts, privileges, duties and obligations which the Prior Trustee held under and by virtue of the Indentures.

Any costs, fees or expenses of the Prior Trustee in complying with the provisions of this Section shall be paid by the Issuer.

9.Survival of the Prior Trustee Rights. Notwithstanding the replacement of the Prior Trustee, the rights of the Prior Trustee to compensation, reimbursement and indemnification as provided in each of the Indentures in connection with its acting as Trustee under each of the Indentures shall survive its replacement to the extent so provided in each of the Indentures, and nothing contained in this Agreement shall in any way abrogate the obligations of the Issuer to the Prior Trustee under each of the Indentures for outstanding fees, expenses and costs under each of the Indentures.

10.Notices. All notices, whether faxed or mailed will be deemed received when sent pursuant to the following instructions:

TO THE PRIOR TRUSTEE:

Wells Fargo Bank, National Association
600 S. 4th Street SE
Minneapolis, MN 55415
Attention: Barry D. Somrock; Corporate Trust Services
Telephone #: (612) 667-8485
Fax #: (612) 667-9825
Email: barry.d.somrock@wellsfargo.com

TO THE SUCCESSOR TRUSTEE:

Branch Banking and Trust Company
333 Clay Street, Suite 3800
Houston, TX 77002
Attention: Gregory Yanok
Telephone #: 713.425.0860
Fax # 713.652.0695
Email: gyanok@bbandt.com

TO THE ISSUER:

EZCORP, Inc.
2500 Bee Cave Road, Bldg. 1, Suite 200
Rollingwood, Texas 78746
Attention: Chief Legal Officer
Telephone #: 512.437.3549
Fax #: 512.314.3404
Email: Tom_Welch@ezcorp.com

11.Corporate Trust Office. All references in the Indentures and related documents to “corporate trust office” or other similar references to the corporate trust office of the trustee shall be deemed to refer to the corporate trust office of the Successor Trustee described in Section 10 of this Agreement.

12.Ratification of Indentures. In all respects not inconsistent with the terms and provisions of this Agreement, each of the Indentures is hereby ratified, approved and confirmed. In executing and delivering this Agreement, the Prior Trustee and the Successor Trustee shall be entitled to all of the privileges and immunities afforded to the Trustee under the terms and provisions of each of the Indentures.

13.Effective Date. This Agreement and the resignation, appointment and acceptance effected hereunder shall be effective as of the Effective Date.

14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15.Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but such counterparts shall together constitute one and the same agreement. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

16.Severability. In the event that any provisions of this Agreement shall be deemed invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Agreement.

17.Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement other than those contained in the Agreement.

18.Amendments. This Agreement may not be amended or modified except by agreement set forth in a written memorandum executed by all parties to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written to be effective as of the Effective Date.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Prior Trustee

By: /s/ Barry D. Somrock______________
Name: Barry D. Somrock
Title: Vice President

BRANCH BANKING AND TRUST             COMPANY, as Successor Trustee

By: /s/ Gregory Yanok_________________
Name: Gregory Yanok
Title: Vice President

EZCORP, Inc., as Issuer

By: /s/ Thomas H. Welch, Jr.____________
Name:     Thomas H. Welch, Jr.
Title:     Chief Legal Officer